Exhibit 99.1
The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 18, 2006	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer The Buckle, Inc. 308/236-8491

THE BUCKLE INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) reported net income up 8.5 percent on a 3.8 percent net sales increase for the first quarter ended April 29, 2006.

Net income for the first quarter of fiscal 2006 was $9.4 million, or $0.48 per share ($0.47 per share on a diluted basis), compared with $8.6 million, or $0.42 per share ($0.40 per share on a diluted basis) for the first quarter of fiscal 2005.

Net sales for the first quarter (13 weeks) ended April 29, 2006, increased 3.8 percent to $109.6 million from $105.5 million for the first quarter (13 weeks) of fiscal 2005. Comparable store net sales, for stores open at least one year, declined 1.3 percent for the 13 weeks ended April 29, 2006, compared with the 13 weeks ended April 30, 2005.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. As of the end of the fiscal quarter, it operated 341 stores in 38 states compared with 328 in 38 states at the end of the prior year first quarter. With the opening of its three newest stores in Kansas City, Kansas, Panama City, Florida, and Valencia, California during fiscal May, The Buckle, Inc. currently operates 344 retail stores in 38 states.

To listen to the Company’s recorded quarterly earnings commentary, please call (308) 238-2500. A transcript of the commentary will also be available on the Company’s website.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Dollar Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	April 29,	April 30,
	2006	2005

NET SALES	$109,606	$105,547

COST OF SALES (Including buying, distribution
and occupancy costs)	70,579	68,298

Gross profit	39,027	37,249

OPERATING EXPENSES:
Selling	21,905	20,893
General and administrative	3,864	4,128
	25,769	25,021

INCOME FROM OPERATIONS	13,258	12,228

OTHER INCOME, Net	1,584	1,481

INCOME BEFORE INCOME TAXES	14,842	13,709

PROVISION FOR INCOME TAXES	5,488	5,088

NET INCOME	$9,354	$8,621

EARNINGS PER SHARE:
Basic	$0.48	$0.42

Diluted	$0.47	$0.40

Basic weighted average shares	19,308	20,665
Diluted weighted average shares	20,009	21,508

THE BUCKLE, INC.

BALANCE SHEETS
(Dollar Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	April 29,	January 28,
ASSETS	2006	2006

CURRENT ASSETS:
Cash and cash equivalents	$28,408	$36,141
Short-term investments	134,384	129,453
Accounts receivable, net of allowance of $62 and $94, respectively	3,354	4,824
Inventory	67,395	68,731
Prepaid expenses and other assets	7,298	6,894
Total current assets	240,839	246,043

PROPERTY AND EQUIPMENT:	203,656	199,618
Less accumulated depreciation and amortization	(111,326)	(108,222)
	92,330	91,396

LONG-TERM INVESTMENTS	38,354	34,170
OTHER ASSETS	2,629	2,657

	$374,152	$374,266

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$16,659	$11,119
Accrued employee compensation	6,324	20,096
Accrued store operating expenses	3,805	3,725
Gift certificates redeemable	4,011	5,495
Income taxes payable	5,025	4,696
Total current liabilities	35,824	45,131

DEFERRED COMPENSATION	3,007	2,518
DEFERRED RENT LIABILITY	27,402	26,824
Total liabilities	66,233	74,473

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and
outstanding; 19,552,543 and 19,339,153 shares, respectively	196	193
Additional paid-in capital	39,744	39,651
Retained earnings	267,979	261,948
Unearned compensation - restricted stock	0	(1,999)
Total stockholders’ equity	307,919	299,793

	$374,152	$374,266